EXHIBIT 10.2

SETTLEMENT AGREEMENT

This Settlement Agreement dated as of August 31, 2004, by and between PURE CYCLE CORPORATION, a Delaware corporation (“Pure Cycle”), Thomas P. Clark (“Clark”) and LCH, Inc., a Delaware corporation (“LCH”).

RECITALS

WHEREAS, Pure Cycle and LCH are parties to an Assignment and Assumption Agreement in February 1991, as amended in April 1996 (the “Rangeview Water Rights Agreement”), pursuant to which Pure Cycle is obligated to pay to LCH proceeds of $4,000,000 it will receive from the sale of Export Water, following payment by Pure Cycle of obligations under the Comprehensive Amendment Agreement No. 1 (the “CAA”); and

WHEREAS, Pure Cycle has issued to LCH (i) a promissory note dated January 31, 1989 in the principal amount of $450,000 and (ii) a promissory note dated February 23, 1989 in the principal amount of $500,000 (the “Notes”), which Notes at the date hereof had accrued interest of $1,556,514; and

WHEREAS, each of the Notes is secured by a pledge of 1,000,000 shares (post-split) of Pure Cycle common stock owned by Clark (the “Pledged Collateral”) pursuant to a Pledge Agreement entered into concurrent with the issuance by Pure Cycle of the Notes, and is payable through payment of obligations under the Rangeview Water Rights Agreement; and

WHEREAS, LCH has demanded payment on the Notes, and Pure Cycle, LCH and Clark have agreed that the Notes would be cancelled and obligations in respect of the Rangeview Water Rights Agreement would be deemed satisfied, all on and subject to the terms set forth herein.

AGREEMENT

NOW THEREFORE, in consideration of the mutual promises herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.  Satisfaction of Obligations under the Rangeview Water Rights Agreement, Cancellation of Notes and Release of Pledge. Pure Cycle, Clark and LCH hereby agree that upon payment in full of the consideration identified in Paragraph 2 hereof, (i) all obligations in respect of the Rangeview Water Rights Agreement will be deemed satisfied in full, (ii) the Notes will be cancelled and all principal and accrued interest thereon will be deemed fully paid and satisfied and the Notes will be returned to Pure Cycle, marked “Paid in Full”, and (iii) 1,693,720 shares comprising a portion of the Pledged Collateral (the “Returned Collateral”) will be returned to Clark.

2.  Amount Paid in Settlement. Pure Cycle and Clark agree that the consideration for the satisfaction of all obligations under the Rangeview Water Rights Agreement and for the cancellation of the Notes shall be (i) Nine Hundred Fifty Thousand Dollars and No Cents ($950,000), payable by Pure Cycle to LCH in cash, check or wire transfer of immediately payable funds to the bank account specified on Exhibit A attached hereto and (ii) 306,280 shares of Pure Cycle common stock comprising a portion of the Pledged Collateral (the “Transferred Collateral”) will be transferred to LCH by Clark pursuant to foreclosure under the pledge (collectively, the “Consideration”). The Transferred Collateral will have the status of restricted stock held by a non-affiliate of Pure Cycle, may is sold under Rule 144(k) and will be issued free of any legend restricting transfer.

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3.  Effect of Purchase. Upon payment in full by Pure Cycle of the cash component of the Consideration and delivery by Clark of any instruments of transfer in respect of the Transferred Collateral as may be requested by LCH, all rights or claims of LCH relating in any way to the Notes, the Returned Collateral, Rangeview Water Rights Agreement, or any rights to receive payments from the sale of Export Water will be extinguished. As of the closing date, LCH shall cease to possess any rights or claims with respect to the Notes, the Returned Collateral or the Rangeview Water Rights Agreement and Clark shall cease to possess any rights or claims against LCH with respect to the Transferred Collateral.

4.  Representations and Warranties of Pure Cycle and Clark.

(a)  Authority. The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement. Clark has the requisite capacity to execute, deliver and perform his obligations under this Agreement. The execution, delivery and performance of this Agreement by the Company has been duly authorized by the Company’s board of directors and no other corporate action on the part of the Company or its shareholders is necessary. This Agreement, when duly executed and delivered by the Company, Clark and LCH, will constitute a valid and binding obligation of the Company and Clark enforceable against the Company and Clark in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights generally and (b) as limited by equitable principles generally.

(b)  Consents and Approvals, No Violations. Except for the filings, permits, authorizations, consents, notices, and approvals as may be required under the Securities Exchange Act of 1934, as amended (including any rules and regulations promulgated under it, the “Exchange Act”), state securities or blue sky laws, the execution, delivery or performance of this Agreement by the Company and Clark or compliance by the Company and Clark with any of the provisions of this Agreement shall not (a) conflict with or result in any breach of any provision of the articles of incorporation, the by-laws or similar organizational documents of the Company, (b) require any material filing by the Company or Clark with, or permit, authorization, consent or approval of, any governmental entity, (c) result in a material violation or breach of, or constitute a default under, any of the terms, conditions or provisions of any agreement to which the Company or Clark is a party or by which they may be bound or (d) violate any order, writ, injunction, decree, or any material statute, rule or regulation applicable to the Company or Clark or any of their respective material properties or assets.

(c)  Transferred Collateral. The Transferred Collateral has been owned by Clark since 1987 and has been pledged to LCH to secure obligations under the Notes and the Rangeview Water Rights Agreement (the “LCH Lien”) since 1989. Clark owns the Transferred Collateral, free and clear of any lien, encumbrance, pledge, option, charge or assessment of any kind, other than the LCH Lien. The Transferred Collateral, when delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will be free of restrictions on transfer, other than restrictions set forth under applicable federal and state securities laws.

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(d)  Exemption from Registration. Assuming the accuracy of the representations set forth in Section 6(d) hereof, the transfer of the Transferred Collateral from Clark to LCH as contemplated hereby is exempt from the registration requirements of the Securities Act of 1933, as amended (including any rules and regulations promulgated under it, the “Securities Act”), and the qualification or registration requirements of applicable blue sky laws. None of the Company, Clark nor any authorized agent acting on behalf of either of them shall take any action hereafter that would cause the loss of such exemption.

(e)  NASDAQ. The Company is listed and traded on the NASDAQ Small Cap Market of the National Association of Securities, Dealers, Inc. (the “NASDAQ”). The Company has received no notice, either oral or written from NASDAQ stating that the Company has failed to comply with any listing standards of the NASDAQ Small Cap Market, and the Company has maintained all requirements for the continuation of listing thereon.

5.  Representations and Warranties of LCH.

(a)  Authority. LCH has all requisite right, power, authority and capacity to execute, deliver and perform this Agreement. This Agreement has been duly and validly executed and delivered by LCH. This Agreement is the valid and binding obligation of LCH, enforceable against LCH in accordance with its terms, except as enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance, redemption, reinstatement, and other laws affecting the rights or remedies of creditors generally and (b) general principles of equity.

(b)  Ownership. LCH owns the Notes free and clear of any lien, encumbrance, pledge, option, charge or assessment of any kind. LCH has not taken any action to sell or otherwise transfer any interest in the Rangeview Water Rights Agreement or to mortgage, hypothecate or otherwise encumber such contractual rights, the Notes or the Pledged Collateral, or to grant any lien, pledge, option, encumbrance, adverse interest or claim of any kind on the incidents of ownership of the Rangeview Water Rights Agreement, the Notes or the Pledged Collateral, including any right of first offer or other contractual obligation.

(c)  No Conflicts. The execution, delivery and performance by LCH of this Agreement does not and will not: (a) conflict with, violate, result in a breach of or constitute a default under any agreement, instrument or obligation to which LCH is a party or by which LCH is bound; (b) conflict with or violate any order, judgment, decree, statute, rule or regulation applicable to LCH; (c) result in the creation or imposition of any lien against or upon the interests being relinquished hereunder; or (d) require any consent, approval or authorization of, or filing with, any governmental authority or any other third party by LCH, except as may be required by U.S. federal or state securities laws.

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(d)  Investment Matters. LCH understands that the valuation of interests in the Rangeview Water Rights Agreement and the common stock of Pure Cycle is difficult and that such value derives significantly from future transactions and developments that are largely unknown and unknowable. LCH acknowledges that the Consideration being paid hereunder represents an arms’ length negotiation among Pure Cycle, Clark and LCH and represents the fair market value of the Rangeview Water Rights Agreement and all principal and accrued interest due under the Notes. LCH has read the public filings made by Pure Cycle with the Securities and Exchange Commission (under the name Pure Cycle Corp.). In addition, LCH has been given the opportunity to solicit from Pure Cycle all information relevant to valuation of rights under the Rangeview Water Rights Agreement and the Notes and regarding Pure Cycle’s business and operations, and has received all the information requested. LCH has made an investigation of the pertinent facts related to Pure Cycle, the common stock, and the likelihood of payment under the Rangeview Water Rights Agreement and the Notes and has reviewed all information regarding Pure Cycle to the extent it deems necessary in order to be fully informed with respect thereto. LCH is taking ownership of the common stock hereunder for its own account for the purpose of investment and not with a view to or for sale in connection with any distribution thereof. LCH is a sophisticated investor, knowledgeable and experienced in securities, financial and business matters and in transactions of this nature, and has made its own assessment of the value of Pure Cycle, the common stock, and of rights under the Rangeview Water Rights Agreement. LCH is capable of evaluating the merits and risks of this transaction and is able to bear a complete loss of the investment in Pure Cycle common stock included herein. LCH understands that subsequent events may prove that values of interests in the Rangeview Water Rights Agreement and the common stock were higher or lower than the valuation indicated by the Consideration paid hereunder.

6.  Release.

(a)  LCH, on behalf of itself and its officers, directors, employees, controlling persons and agents, hereby fully and forever releases and discharges Pure Cycle and its officers, directors, agents, employees, affiliates, successors and predecessors from any and all claims, demands, proceedings, causes of actions, orders, obligations, contracts, agreements, debts, guarantees, damages, expenses, costs, attorneys’ fees and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which LCH now has, has ever had or may hereafter have against Pure Cycle in connection with, related to or arising out of (i) LCH’s interests in or claims against Pure Cycle, including under the Notes, the Rangeview Water Rights Agreement, and any interest of LCH in the Rangeview Company L.P., (ii) the financing transactions pursuant to which LCH acquired its interest in or claim against Pure Cycle, including in the Notes, the Rangeview Water Rights Agreement and Rangeview Company L.P. and (iii) the business, operations, management, financing or other matters relating to Pure Cycle.

(b)  Pure Cycle, on behalf of itself and its officers, directors, employees and agents, hereby fully and forever releases and discharges LCH and its officers, directors, agents, employees, affiliates, successors and predecessors from any and all claims, demands, proceedings, causes of actions, orders, obligations, contracts, agreements, debts, guarantees, damages, expenses, costs, attorneys’ fees and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which Pure Cycle now has, has ever had or may hereafter have against LCH in connection with, related to or arising out of (i) the financing transactions pursuant to which Pure Cycle issued the Notes and entered into the Rangeview Water Rights Agreement and (ii) the business, operations, management, financing, or other matters relating to Pure Cycle

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7.  Survival. Each of the covenants, representations and warranties of LCH, Clark and Pure Cycle made herein shall survive the Closing.

8.  Entire Agreement; Amendments; Waivers. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect thereto. This Agreement may not be modified orally, but only by an agreement in writing signed by the party against whom any waiver or amendment may be sought to be enforced. No action taken pursuant to this Agreement and no investigation by or on behalf of any party hereto shall be deemed to constitute a waiver by such party of compliance with any representation, warranty, covenant or agreement herein. The waiver by any party hereto of any condition or of a breach of another provision of this Agreement shall not be construed as a waiver of any other condition or subsequent breach. The waiver by any party of any part of any condition precedent to its obligations under this Agreement shall not preclude it from seeking redress for breach of this Agreement other than with respect to the condition waived.

9.  Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns.

10.    Headings and Exhibits. The section, exhibit and other headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

11.    Counterparts. This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same Agreement.

12.    Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

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IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the date set forth above.

PURE CYCLE CORPORATION

By:	/s/ Mark Harding

Mark Harding, President

/s/ Thomas P. Clark

Thomas P. Clark

LCH, INC.

By:	/s/ Timothy M. Inglis

Name:
Title:

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